Exhibit 1.1

Crystallex International Corporation

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2012

(UNAUDITED)

(Under Creditor Protection Proceedings as of December 23, 2011—see Notes 1, 2 & 3)

(See Note 1 regarding the going concern uncertainties)

Crystallex International Corporation

Table of Contents

Managements Responsibility for Unaudited condensed interim financial statements	1

Interim Consolidated Statements of Financial Position (US$ thousands)	2

Interim Consolidated Statements of Loss and Comprehensive Loss	3

Interim Consolidated Statements of Changes in Shareholders’ Deficiency (US$ thousands)	4

Interim Consolidated Statements of Cash Flows	5

Notes to the Unaudited condensed interim financial statements	6

Crystallex International Corporation

Management’s Responsibility for Unaudited condensed interim financial statements

The accompanying unaudited condensed interim financial statements of Crystallex International Corporation (the “Company”) are the responsibility of management and the Board of Directors.

The unaudited condensed interim financial statements have been prepared by management, on behalf of the Board of Directors, in accordance with the accounting policies disclosed in the notes to the unaudited condensed interim financial statements. Where necessary, management has made informed judgements and estimates in accounting for transactions, which were not complete at the balance sheet date. In the opinion of management, the unaudited condensed interim financial statements have been prepared within acceptable limits of materiality and are in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Management has established processes which are in place to provide it sufficient knowledge to support management representations that it has exercised reasonable diligence that (i) the unaudited condensed interim financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of, and for the periods presented by, the unaudited condensed interim financial statements and (ii) the unaudited condensed interim financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods presented by the unaudited condensed interim financial statements.

The Board of Directors is responsible for reviewing and approving the unaudited condensed interim financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. An Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the unaudited condensed interim financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the unaudited condensed interim financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

Notice of no auditor review of condensed interim consolidated financial statements

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the condensed interim consolidated financial statements, they must be accompanied by a notice that the financial statements have not been reviewed by an auditor.

The accompanying condensed unaudited interim consolidated financial statements of the Company have been prepared by, and are the responsibility of, the Company’s management. The Company’s independent auditor has not performed a review of these financial statements.

DATED this 30th day of January 2013.

Crystallex International Corporation

Per:	(signed) “Robert Fung”	Per:	(signed) “Robert Crombie”
	Name: Robert Fung	Name:	Robert Crombie
	Title: Chief Executive Officer	Title:	President, acting as Chief Financial Officer

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Interim Consolidated Statements of Financial Position (unaudited)

	(US$ thousands)
	March 31, 2012 $	December 31, 2011 $
Assets
Current assets
Cash and cash equivalents	988	2,434
Accounts receivable	316	297
Prepaid expenses, deposits and other assets	773	1,807
Equipment held for sale (Note 6)	1,584	1,990

	3,661	6,528

Total assets	3,661	6,528

Liabilities
Current liabilities
Demand bank loan (Note 7)	—	1,326
Accounts payable and accrued liabilities	10,580	7,897
Short-term loan (Note 8)	2,739	—
Warrants – derivative financial instruments (Note 11)	—	3
Asset retirement obligation (Note 9)	1,465	1,465
Liabilities subject to compromise (Note 3)	112,048	110,194

	126,832	120,885

Non-current liabilities
Asset retirement obligation (Note 9)	9,121	9,099

Total liabilities	135,953	129,984

Shareholders’ deficiency
Share capital (Note 10)	588,807	588,807
Contributed surplus	30,860	30,860
Deficit	(751,959)	(743,123)

Total shareholders’ deficiency	(132,292)	(123,456)

Total liabilities and shareholders’ deficiency	3,661	6,528

Nature of operations and going concern (Note 1)

Commitments and contingencies (Note 18)

Subsequent events (Note 20)

(See accompanying notes to the unaudited condensed interim financial statements)

Approved on behalf of the Board of Directors
// Robert Fung, Director	// Harry Near, Director

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Interim Consolidated Statements of Loss and Comprehensive Loss (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except per share data)

	Three Months ended March 31,2012 $	Three months ended March 31,2011 $
(Expenses) income
General, administrative and arbitration (Note 14)	(2,957)	(3,827)
Reorganization items – Net (Note 3)	(2,938)	—
Foreign currency exchange gain	160	202

	(5,735)	(3,625)

Finance income (Note 15)	4	402
Finance expense (Note 15)	(2,748)	(3,583)

Net finance expense	(2,744)	(3,181)

Loss from continuing operations	(8,479)	(6,806)
Loss from discontinued operations net of income taxes (Note 5)	(357)	(8,149)

Net loss and comprehensive loss for the period	(8,836)	(14,955)

Loss per common share from continuing operations
– Basic and diluted (Note 13)	(0.02)	(0.02)
Loss per common share from discontinued operations
– Basic and diluted (Note 13)	—	(0.02)

Loss per common share
- Basic and diluted	(0.02)	(0.04)

Weighted average number of common shares outstanding	365,417,737	364,817,719

(See accompanying notes to the unaudited condensed interim financial statements)

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

For the three months ended March 31, 2012 and 2011

Interim Consolidated Statements of Changes in Shareholders’ Deficiency (unaudited)

(US$ thousands)

	Share capital $	Contributed surplus $	Deficit $	Total $
Balance – January 1, 2012	588,807	30,860	(743,123)	(123,456)
Net loss and comprehensive loss	—	—	(8,836)	(8,836)

Balance – March 31, 2012	588,807	30,860	(751,959)	(132,292)

Balance – January 1, 2011	588,745	30,372	(680,762)	(61,645)
Net loss and comprehensive loss	—	—	(14,955)	(14,955)
Stock—based compensation (Note 12)	—	205	—	205

Balance – March 31, 2011	588,745	30,577	(695,717)	(76,395)

(See accompanying notes to the unaudited condensed interim financial statements)

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Interim Consolidated Statements of Cash Flows (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands)

	2012 $	2011 $
Cash flow provided by (used in)

Operating activities
Net loss for the period	(8,836)	(14,955)
Adjusted for: net loss from discontinued operations	357	8,149
Items not affecting cash:
Interest accretion	—	1,203
Stock-based compensation	—	205
Gain on revaluation of warrants	(3)	(379)
Unrealized foreign currency exchange loss (gain)	2	(115)
Change in non-cash working capital:
Increase in accounts receivable	(22)	(32)
(Increase) decrease in prepaid expenses, deposits and other assets	1,020	(487)
Increase in accounts payable and accrued liabilities and liabilities subject to compromise	4,511	814

Net cash used in operating activities from continuing operations	(2,971)	(5,597)
Net cash used in operating activities from discontinued operations (Note 5)	(295)	(950)

Net cash used in operating activities	(3,266)	(6,547)

Investing activities
Investment in property, plant and equipment	—	(2,437)
Proceeds from sale of equipment	406	—

Net cash provided by (used in) investing activities	406	(2,437)

Net cash provided by investing activities from continuing operations	—	—
Net cash provided by (used in) investing activities from discontinued operations (Note 5)	406	(2,437)

Financing activities
Proceeds from short-term loan (Note 8)	3,125	—
Repayment of short-term loan (Note 8)	(386)	—
Proceeds from bank loan (Note 7)	—	698
Repayment of bank loan (Note 7)	(1,326)	—

Net cash provided by financing activities from continuing operations	1,413	698
Net cash provided by financing activities from discontinued operations	—	—

Net cash provided by financing activities	1,413	698

Decrease in cash and cash equivalents from continuing operations	(1,558)	(4,899)
Increase (decrease) in cash and cash equivalents from discontinued operations	111	(3,387)

Decrease in cash and cash equivalents	(1,447)	(8,286)

Effects of exchange rate changes on cash and cash equivalents	1	128
Cash and cash equivalents—beginning of period	2,434	16,128

Cash and cash equivalents—end of period	988	7,970

Supplemental disclosures with respect to cash flows (Note 16). (See accompanying notes to the unaudited condensed interim financial statements)

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

1.	Nature of operations and going concern

Crystallex International Corporation (“Crystallex” or the “Company”) is a Canadian-based company, with a history of acquiring, exploring, developing and operating mining properties. The Company is domiciled in Canada with a registered office at 8 King Street East, Suite 1201, Toronto, Ontario, Canada, M5C 1B5. The Company’s common shares trade in the United States on the OTC Markets (Symbol: CRYFQ), but are currently subject to a cease trade order in Canada.

The Company’s principal focus since 2002 was the exploration and development of the Las Cristinas gold properties (“Las Cristinas” or the “Las Cristinas Project”) located in Bolivar State in south-eastern Venezuela. Crystallex entered into a Mine Operating Contract (the “MOC”) in September 2002 with the Corporación Venezolana de Guayana (the “CVG”). The MOC granted Crystallex exclusive rights to develop and operate the Las Cristinas Project. Following the issuance of the MOC, the Company worked to bring the Las Cristinas Project to a “shovel ready” state. The Company completed all of the requirements necessary for the issuance of the Authorization to Affect Natural Resources (the “Permit”) from the Ministry of Environment and Natural Resources (“MinAmb”), while maintaining compliance with the terms of the MOC. Notwithstanding the Company’s fulfillment of the requisite conditions, Venezuela’s approval of the Environmental Impact Study and assurances that the Permit would be issued, in April 2008 MinAmb denied the Company’s request for the Permit.

On November 24, 2008, Crystallex wrote to the Venezuelan Minister of Mines to notify it of a dispute under the Agreement between the Government of Canada and the Government of the Republic of Venezuela for the Promotion and Protection of Investments (the “Treaty”). Subsequently, the CVG unilaterally terminated the MOC on February 3, 2011, despite having confirmed the validity of the MOC in August 2010.

On February 16, 2011, the Company filed a Request for Arbitration against Venezuela before the Additional Facility of the World Bank’s International Centre for Settlement of Investment Disputes (“ICSID”) pursuant to the Treaty. On March 9, 2011, the Request for Arbitration was registered by ICSID.

At the initial hearing on December 1, 2011, the arbitral tribunal appointed under the rules of the additional facility of ICSID agreed upon a schedule of written submissions and set the final oral hearing date. On April 2, 2012, Venezuela objected to the jurisdiction of the Tribunal and requested that the Tribunal bifurcate the proceedings so as to address its jurisdictional objections prior to considering the merits of the claim. On May 23, 2012, the Tribunal issued its decision denying Venezuela’s request to bifurcate the proceedings.

Based upon the schedule set for the claim, Crystallex filed its first written submission with ICSID on February 10, 2012. After an agreed adjustment to the filing schedule, Venezuela’s first written submission was filed on November 21, 2012. Both parties will file additional submissions in 2013, Crystallex on April 30, 2013 and Venezuela on August 28, 2013, with the final oral hearing set for November 11 – 22, 2013 in Washington, D.C.

Crystallex claims that Venezuela breached the Treaty’s protections against expropriation, unfair and inequitable treatment and discrimination. Crystallex is currently seeking the restitution by Venezuela of its investments, including reinstatement of the MOC, the issuance of the Permit and compensation for interim losses suffered, or, alternatively full compensation for the value of its investments in Las Cristinas in an amount of US$3.4 billion.

On December 23, 2011 (the “Filing Date”) the Company voluntarily applied for and obtained an order (“Initial Order”) from the Ontario Superior Court of Justice (Commercial List) (“the Court”) granting protection under the Companies’ Creditors Arrangement Act (“CCAA”).The Company sought protection under the CCAA as it was unable to pay $100 million of senior unsecured notes which became due on December 23, 2011 (see Note 3). Protection was also granted in the United States under Chapter 15 of the US Bankruptcy Code. The Company did not apply for court protection in Venezuela. Ernst & Young Inc. was appointed by the Court as Monitor in the CCAA proceedings (the “Monitor”). The Company is provided with the authority

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

1.	Nature of operations and going concern (continued)

to, among other things, continue operating its business (subject to Monitor and/or Court approval for certain activities), and file with the Court and submit to creditors a plan of compromise or arrangement under the CCAA (the “Plan”) in order to operate an orderly restructuring of its business and financial affairs, in accordance with the terms of the Initial Order. All persons having agreements with the Company for the supply of goods and services must continue to provide goods and services in the normal course of business, and no person shall discontinue, fail to honour, alter, interfere with, repudiate, resiliate, cancel, terminate or cease to perform any right, renewal right, contract, agreement, license or permit in favour of or held by the Company, except with written consent of the Company and the Monitor, or with the leave of the Court.

The Initial Order also provided for a general stay of proceedings for an initial period of 30 days, which was subsequently extended several times and is currently scheduled to expire on January 31, 2013 and is subject to further extension by the Court. The Initial Order may be further amended by the Court on motions from the Company, its creditors and other interested parties. For additional information see Note 2.

The Company engaged an independent financial advisor with the approval of the Monitor in an effort to raise debtor-in-possession financing. The financing is required by the Company to continue to operate throughout the CCAA process and to continue to prosecute its arbitration claim against Venezuela. On April 16, 2012, the Court issued an order approving a $36 million debtor-in-possession facility (the “DIP Facility”) and as a result the Company entered into a senior secured credit agreement dated April 23, 2012, (the “Credit Agreement”) (see Note 20).

The CCAA proceedings provide the Company with a period of time to stabilize its operations and financial condition and develop a comprehensive restructuring plan. The CCAA proceedings have had a direct impact on Crystallex’s business and have compounded the Company’s operational risks. The actions and decisions of the Company’s creditors and other third parties with interests in the CCAA proceedings may be inconsistent with the Company’s plans and therefore could cause actual events to differ materially from those contemplated by the Company. Since the Company has filed for and been granted creditor protection for the purpose of reorganizing and continuing normal business operations, the consolidated financial statements continue to be prepared using the going concern basis, which assumes that Crystallex will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. It is not possible to predict the outcome of the CCAA proceedings and, as such, as more fully described in Note 2, confirmation by the court of a plan or plans of reorganization that satisfies the requirements of the CCAA.

As at March 31, 2012, the Company had negative working capital of $123.2 million, including cash and cash equivalents of $0.9 million. Although the CCAA proceedings and DIP Facility arrangements allow the Company to stabilize its operations, it is not possible to predict the outcome of these proceedings or to have any assurance the Company will be successful in the restructuring process. Management estimates that proceeds from the DIP Facility and from additional equipment sales will be sufficient to meet its forecasted expenditures until the conclusion of the Company’s arbitration claim with Venezuela. However, there can be no assurance that the amount of cash available under the DIP Facility will be sufficient to fund day to day operations during the proceedings under the CCAA and the restructuring costs associated with operating under the CCAA. If the DIP Facility amounts are insufficient to meet liquidity requirements, the Company will have to seek additional financing. There can be no assurance that such additional financing would be available or, if available, offered on acceptable terms. Failure to secure necessary additional financing would have a material adverse impact on the Company’s continuing operations. It is also not possible to predict the outcome of the Arbitration claim against Venezuela or to have any assurance that Crystallex will be successful in obtaining restitution of its investment in the Las Cristinas Project and the granting of the Permit based on the applicable provisions of the Treaty and current ICSID case law.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

1.	Nature of operations and going concern (continued)

These material uncertainties raise substantial doubt as to the ability of the Company to continue as a going concern. The Company may be unable to realize its assets or discharge its liabilities in the normal course of business, and may incur significant dilution to the holdings of existing shareholders in any restructuring and financing. Further, a court approved plan in connection with the CCAA proceedings could materially change the carrying amounts and classifications reported in the consolidated financial statements. (See Note 2).

These condensed interim financial statements do not reflect the adjustments to the carrying values of assets and liabilities, the reported expenses and the balance sheet classifications used, that would be necessary should the Company be unable to continue as a going concern. These adjustments could be material.

The Company was delisted by the NYSE AMEX on June 1, 2011. The decision was unsuccessfully appealed by the Company and in a letter dated August 10, 2011 from the NYSE Amex it was noted that, “The Staff had reached this determination, based on Section 1002(c) of the Company Guide, which provides that a stock may be delisted from the Exchange if the issuer ceases to be an operating company, and Section 1003(c)(1) of the Company Guide, which further provides that the Exchange should consider delisting a stock “if the issuer has sold or otherwise disposed of its principal operating assets or has ceased to be an operating company or has discontinued a substantial portion of its operations or business for any reason whatsoever, including, without limitation, such events as . condemnation, seizure or expropriation.”

On December 7, 2011 the Company was advised by the Toronto Stock Exchange that it no longer met its original listing requirements, as it had discontinued a substantial portion of its business. The Company unsuccessfully appealed this decision and was subsequently delisted on January 6, 2012.

2.	Creditor Protection Proceedings

Overview

As discussed in Note 1, “Nature of Operations and Going Concern,” the Company initiated the CCAA proceedings on December 23, 2011 in order to enable it to pursue reorganization efforts under the protection of the CCAA. The Company remains in possession of its assets and is continuing to operate the business as “debtors in possession” under the jurisdiction of the Courts and in accordance with the applicable provisions of the CCAA. In general, the Company is authorized to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the approval of the Court or the Monitor, as applicable.

The commencement of the CCAA proceedings constitutes an event of default under substantially all pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable by their terms, although any action to enforce such payment obligations is stayed as a result of the commencement of the CCAA proceedings. Due to the commencement of the CCAA proceedings, unsecured pre-petition liabilities of $112.0 million are included in “Liabilities subject to compromise” in the Interim Consolidated Statements of Financial Position as of March 31, 2012 (see Note 3).

Reorganization Process

General

The Court has issued a variety of orders on either a final or interim basis intended to support the Company’s business continuity throughout the restructuring process.

The Company has retained legal and financial professionals to advise it on the CCAA proceedings and may, from time to time, retain additional professionals, subject to any applicable Court approval.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

2.	Creditor Protection Proceedings (continued)

Under the terms of the Initial Order, Ernst &Young Inc. serves as the court-appointed Monitor under the CCAA proceedings.

Stay of proceedings

Subject to certain exceptions under the CCAA, the Company’s filings and the Initial Order, automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Company and its property to recover, collect or secure a claim arising prior to the filing of the CCAA proceedings. Thus, for example, most creditor actions to obtain possession of property from the Company, or to create, perfect or enforce any lien against its property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim, are enjoined unless and until the Court lifts such stay.

The Company began notifying all known current or potential creditors regarding these filings shortly after the commencement of the CCAA proceedings.

Rejection and repudiation of contractual obligations

Pursuant to the Initial Order issued on December 23, 2011, the Company has the right to, among other things, repudiate or reject agreements, contracts or arrangements of any nature whatsoever, whether oral or written, subject to the approval of the Monitor or further order of the Court.

Any description of an agreement, contract, unexpired lease or arrangement in these notes to the consolidated financial statements must be read in light of these overriding rights pursuant to the CCAA.

Since initiating the CCAA proceedings, the Company has engaged and will continue to engage in a review of its various agreements in light of the overriding rights described above.

Plan or plans of reorganization

In order to successfully exit the CCAA, the Company will be required to propose and obtain approval from affected creditors and confirmation by the Courts of a plan or plans of reorganization that satisfies the requirement of the CCAA. An approved plan or plans of reorganization would resolve pre-petition obligations, set forth the revised capital structure of the newly reorganized entity and provide for corporate governance following the Company’s exit from the CCAA.

The Initial Order provides for a general stay of proceedings for an initial period of 30 days. The Court extended the stay proceedings several times and the stay is currently scheduled to expire January 31, 2013. The Initial Order provides that a plan or plans of reorganization under the CCAA must be filed with the Court before the termination of the stay of proceedings or such other time or times as may be allowed by the Court. Third parties could thereafter seek permission to file a plan or plans of reorganization. In addition to being voted on by the required majority of affected creditors, a plan or plans of reorganization must satisfy certain requirements of the CCAA and must be approved or confirmed by the Court in order to become effective.

The timing of filing a plan or plans of reorganization by the Company will depend on the timing and outcome of numerous other ongoing matters in the CCAA proceedings. The Company is using its best efforts to pursue confirmation of the plan or plans of reorganization and seeking confirmation thereof by the Court. There can be no assurance that a plan or plans of reorganization will be supported and approved by affected creditors and confirmed by the Court or that any such plan will be implemented successfully.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

2.	Creditor Protection Proceedings (continued)

Under the priority scheme established by the CCAA, unless creditors agree otherwise, pre-petition liabilities and post-petition liabilities must be satisfied in full before shareholders are entitled to receive any distribution or retain any property under a plan or plans of reorganization. The ultimate recovery to creditors and/or shareholders, if any, will not be determined until confirmation of a plan or plans of reorganization. No assurance can be given as to what values, if any, will be ascribed to each of these constituencies or what types or amounts of distributions, if any, they will receive. A plan or plans of reorganization could result in holders of liabilities, receiving no distribution on account of their interests and cancellation of their holdings.

In addition, a plan or plans of reorganization could further result in the cancellation of all common stock for nominal or no consideration.

Significant Accounting Policies Relevant to Creditor Protection Proceedings

The Company has distinguished transactions and events that are directly associated with the reorganization process from the ongoing operations of the business as follows:

Reorganization items, net

Professional fees related to part of working towards a comprehensive restructuring plan and other expenses directly related to or resulting from the reorganization process under the CCAA proceedings have been recorded in “Reorganization items, net” in the Consolidated Statements of Loss and Comprehensive Loss.

Liabilities subject to compromise

Liabilities subject to compromise primarily represent unsecured pre-petition liabilities of the Company that are subject to impairment as part of a plan or plans of reorganization and as a result, are subject to settlement at lesser amounts. Generally, actions to enforce or otherwise effect payment of such liabilities have been stayed by the Court. Such liabilities are classified separately from other liabilities in the Consolidated Balance Sheets as “Liabilities subject to compromise” and are recorded at the amounts expected to be allowed as claims by the Courts, whether known or potential claims, under a plan or plans of reorganization, even if the claims may be settled for lesser amounts.

Liabilities subject to compromise remain subject to future potentially material adjustments arising from negotiated settlements, and actions of the Court.

The classification of liabilities as “not subject to compromise” versus “subject to compromise” is based on currently available information and analysis. As the CCAA proceedings continue and additional information and analysis is completed or as the Court rules on relevant matters, the classification of amounts between these two categories may change. The amount of any such changes could be significant.

3.	Creditor Protection Proceedings Related Disclosures

Reorganization items, Net

Reorganization items, Net for the three month period ended March 31, 2012 were $2,938 and were entirely comprised of professional fees directly related to the CCAA proceedings.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

3.	Creditor Protection Proceedings Related Disclosures (continued)

Liabilities subject to compromise

Liabilities subject to compromise of the debtors of the Company as of March 31, 2012 were comprised of unsecured pre-petition accounts payable and accrued liabilities in the amount of $2,573, notes payable of $100 million, demand loan payable of $2,500 and accrued interest of $6,975.

	March 31, 2012 $	Dec 31, 2011 $
Pre-petition accounts payable and accrued liabilities	2,573	3,306
Notes payable	100,000	100,000	(a)
Demand loan	2,500	2,500	(b)
Accrued interest	6,975	4,388

Total liabilities subject to compromise	112,048	110,194

a) Notes payable

In conjunction with a unit offering on December 23, 2004 comprising notes and shares, the Company issued $100 million of senior unsecured Notes with a coupon rate of 9.375% due on December 23, 2011 and 6,500,000 in aggregate shares, for net proceeds of $75,015 after expenses and implicit equity proceeds allocation. Interest was payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2005.

The initial carrying value of the Notes was derived from a unit structure that contained both a Note and a share component. As a result, the share component was determined based on the fair value of the common shares issued with the unit offering, calculated at $21,450 with $78,550 being the discounted fair value of the Notes. The discounted fair value of the Notes, net of expenses, is accreted up to the face value of the Notes using the effective interest method over its seven-year term, with the resulting charge recorded to interest finance expense. Interest accretion of $4,965 (2010—$4,396) on the Notes was recorded during the year ended December 31, 2011 as a component of interest expense.

Following the Initial Order of December 23, 2011 and commencement of CCAA proceedings, the principal of the $100 million Notes payable along with accrued unpaid interest of $4,116 was transferred to Liabilities Subject to Compromise.

During the three month period ended March 31, 2012 the Company accrued an additional $2,344 in interest expense on the notes payable at the coupon rate of 9.375%, which was classified as a liability subject to compromise.

The change in the carrying value of the notes payable included in liabilities subject to compromise during the three months ended March 31 is as follows:

	March 31, 2012	Dec 31, 2011
Opening balance at January 1	$100,000	$—
Transfer from notes payable	—	100,000

Closing balance	$100,000	$100,000

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

3.	Creditor Protection Proceedings Related Disclosures (continued)

b) Demand loan

In early 2010, the Company commenced negotiations with China Railway Resources Group Co. Ltd. (“CRRC”) to create a strategic partnership for the development of Las Cristinas. The proposed transaction was never completed. During these negotiations, CRRC loaned Crystallex $2,500 with an interest rate of 6%, which is repayable on demand and ranks subordinate to the Notes described in Note 3 (a). At the time of the loan advance, it was contemplated that, upon closing of the proposed transaction with CRRC, the loan would be convertible at the option of CRRC into common shares of Crystallex at a price of Cdn$0.40 per common share of Crystallex. The conversion feature of the loan was ascribed a fair value of $200 using the Black-Scholes option pricing model and recorded as contributed surplus. The residual liability component of the loan of $2,300 was accreted up to its face value using the effective interest method, and, accordingly, interest accretion of $200 was recorded during the year ended December 31, 2010 as a component of interest expense.

Following the Initial Order and commencement of CCAA proceedings the $2,500 principal of the demand loan along with accrued unpaid interest of $272 was transferred to Liabilities Subject to Compromise.

During the three month period ended March 31, 2012, the Company accrued and classified as a liability subject to compromise interest of $38 on the demand loan at the coupon rate of 6%.

The change in carrying value of the demand loan included in liabilities subject to compromise during the three months ended March 31 is as follows:

	March 31, 2012	Dec 31, 2011
Opening balance	$2,500	$—
Transfer from demand loan	—	2,500

Closing balance	$2500	$2500

4.	Basis of preparation

These unaudited condensed interim consolidated financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) including IAS34 Interim Financial Reporting. The condensed interim financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2011 which have been prepared in accordance with IFRS as issued by the IASB. The accounting policies and the application adopted are consistent with those disclosed in Note 5 to the Company’s consolidated financial statements for the year ended December 31, 2011.

5.	Discontinued operations

As a result of the actions of the Government of Venezuela (Note 1) in terminating the MOC and the subsequent transfer to the CVG of the Las Cristinas property and receipt of the certificate of delivery on April 5, 2011, the Company has determined that its Venezuelan operations including the Las Cristinas Project and the former El Callao operation are to be accounted for as discontinued operations as required by IFRS 5.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

5.	Discontinued operations (continued)

The results of discontinued operations for the three months ended March 31 are as follows:

	2012 $	2011 $
(Expenses) income
Operations expenses	(321)	(1,722)
Foreign currency exchange gain	—	21
Write-down of equipment held for sale	—	(5,700)
Write-down of mineral property	—	(696)
Provision for value-added taxes recoverable	(14)	(27)

	(335)	(8,124)

Finance expense – accretion of asset retirement obligation	(22)	(25)

Loss from discontinued operations	(357)	(8,149)

Cash flows from discontinued operations included in the interim consolidated statements of cash flows are as follows:

	March 31, 2012 $	March 31, 2011 $
Cash flow provided by (used in)

Operating activities
Loss from discontinued operations for the period	(357)	(8,149)
Items not affecting cash:
Write-down of property, plant and equipment	—	6,396
Increase in asset retirement obligations	—	340
Accretion of asset retirement obligations	22	25
Provision for value-added taxes recoverable	14	27
Unrealized foreign currency exchange gain	—	(21)
Change in non-cash working capital:
(Increase) in accounts receivable	—	(83)
Decrease in prepaid expenses, deposits and other assets	—	1
Increase in accounts payable and accrued liabilities	26	514

Net cash used in operating activities	(295)	(950)

Investing activities
Investment in property, plant and equipment	—	(2,437)
Proceeds from sale of equipment	406	—

Net cash provided by (used in) investing activities	406	(2,437)

Increase (decrease) in cash and cash equivalents from discontinued operations	111	(3,387)

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

6.	Equipment held for sale

Fair value less cost of sale was determined based on a range of estimated future net cash flows expected to arise from the future sale of the mine equipment, on the basis that this represents management’s likely course of action. The Company commenced a process to sell its remaining mining and milling equipment currently held in storage. There are, however, no assurances that the sale process will be successful and, if it were successful, there are no assurances as to the amount or timing of any potential proceeds.

	March 31, 2012		December 31, 2011
Opening balance, beginning of year	$1,990		$—
Transfer from property, plant and equipment	—		33,200
Write-down	—		(13,227)
Disposals	(406	)(a)	(17,983	)(b)

Closing balance	$1,584		1,990

(a)

During the three month period ended March 31, 2012, the Company sold equipment for proceeds of $425 less commission of $19. The proceeds of sale approximated the carrying values of the assets subsequent to previous write-downs.

(b)

During 2011, the Company made equipment sales on June 28 for proceeds of $16,958 less commission of $1,350, on September 13 for proceeds of $1,825 less commission of $49 and on December 19 for proceeds of $631 less commission of $32. The proceeds of sale approximated the carrying values of the assets subsequent to previous write-downs.

7.	Demand bank loan

At March 31, 2012, the Company’s Venezuelan Branch had a bank loan of $Nil (December 2011: $1,326) to fund operations. This demand bank loan bore interest at 19% per annum and was secured by cash collateral.

	March 31, 2012	December 31, 2011
Opening balance, beginning of year	$1,326	$930
Drawings	—	4,611
Repayments	(1,326)	(4,215)

Closing balance	$—	$1,326

8.	Short-term loan

On January 20, 2012, the Court approved the terms of an interim bridge loan for the Company in the amount of $3.1 million from Tenor Special Situation Fund 1, LLC. The bridge loan is a secured short-term loan that was due the earlier of April 16, 2012 or the first draw on a debtor-in-possession financing facility (see Note 20) and was intended to provide the Company with working capital while it continued to pursue debtor-in-possession financing and progressed its arbitration claim. Interest of 10% and a commitment fee of 5% was charged on the loan.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

8.	Bridge loan (continued)

March 31, 2012
Opening balance, beginning of year	$—
Increase	3,125
Repayment (a)	(386)

Closing balance	$2,739

(a)	Proceeds on disposition of equipment sold in the three month period ended March 31, 2012 were used to partially repay the loan.

9.	Asset retirement obligations

The Company plans to address remediation of its asset retirement obligations for Las Cristinas and Revemin during the next 12 months and estimates total remediation costs of $1,465.

The Company has updated its asset retirement obligation estimate for the former La Victoria mining operation based on a letter from the Venezuelan Government dated December 9, 2011 confirming the final scope of the reclamation activities required for La Victoria. Total undiscounted estimated costs of $9,405 have been discounted by a risk free rate of 0.95% to give an estimated asset retirement obligation of $9,099.

A 10% change in the discount rate, assuming all other variables remain constant, would result in a liability change of $30. A 10% change in the undiscounted remediation estimate, assuming all other variables remain constant, would result in a liability change of $1,056. A 10% change in the foreign exchange rate of the BSF from the official rate of 4.3 BSF to the US$ assuming all other variables remain constant would result in a liability change of $1,000.

The Company has not been able to measure with sufficient reliability its asset retirement obligation at its former Tomi mining operation at December 31, 2011. Following the shutdown of mining operations at Tomi in 2008, the Company was instructed by the Ministry of Mines not to perform any reclamation work until the government determined what it wanted to do with the Tomi concession. Subsequent to these instructions, mining operations were restored by the Venezuelan state mining company and then shutdown again after a short period of time.

As a result the Company is not able to estimate the scope nor timing of the reclamation activities which will be required at Tomi and therefore no asset retirement obligation has been recognized at December 31, 2011 and March 31, 2012. There could be a future material adjustment in respect of the Company’s asset retirement obligation at Tomi.

Asset retirement obligations are as follows:

	March 31, 2012	December 31, 2011
Asset retirement obligations, beginning of year	$10,564	$3,453
Reclamation expenditures	—	(380)
Accretion expense	22	5
Revision in estimated cash flows	—	7,486

Asset retirement obligations, end of period	10,586	10,564
Less current portion	1,465	1,465

	$9,121	$9,099

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

10.	Share capital

Authorized
Unlimited common shares, no par value
Unlimited Class A preference shares, no par value
Unlimited Class B preference shares, no par value
Issued

	Number of Shares	Amount $
Balance January 1, 2011	364,817,719	588,745

Director remuneration plan	600,000	62
Share exchange	18	—

Balance December 31, 2011 and March 31, 2012	365,417,737	588,807

Shareholder rights plan

On June 24, 2009, the shareholders of the Company approved the continuation of the Company’s shareholder rights plan (the “Rights Plan”), which was previously approved on October 30, 2006. The rights issued under the Rights Plan are subject to reconfirmation at every third annual meeting of shareholders. The Rights Plan is designed to ensure the fair treatment of shareholders in connection with any takeover bid for the Company and to provide the board of directors and shareholders with sufficient time to fully consider any unsolicited takeover bid. The Rights Plan also provides the board of directors with time to pursue, if appropriate, other alternatives to maximize shareholder value in the event of a takeover bid.

Pursuant to the Rights Plan, one right (a “Right”) is attached to each outstanding common share of the Company held by shareholders of record at the close of business on the record date. The Rights will separate from the common shares at the time that is the close of business on the eighth trading day (or such later day as determined by the board of directors of the Company) after the public announcement of the acquisition of, or intention to acquire, beneficial ownership of 20% of the common shares of the Company by any person other than in accordance with the terms of the Rights Plan.

In order to constitute a permitted bid, an offer must be made in compliance with the Rights Plan and must be made to all shareholders (other than the offeror), must be open for at least 60 days and be accepted by shareholders holding more than 50% of the outstanding voting shares and, if so accepted, must be extended for a further period of ten business days.

Additional shareholder rights plan

On March 16, 2012, the Company announced that its Board of Directors voted to adopt an additional shareholders’ rights plan (the “New Rights Plan”).

The New Rights Plan did not replace the Rights Plan. The Board adopted the New Rights Plan because the Rights Plan may not have adequately served the interests of the Company due to the changed circumstances of the Company, including the ongoing dispute between the Company and Venezuela which has led to the arbitration case between such entities and the filing for court protection by the Company under the CCAA.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

10.	Share capital (continued)

The New Rights Plan was not adopted in response to any proposal to acquire control of the Company. Under the New Rights Plan, take-over bids which meet certain requirements intended to protect the interests of all shareholders continue to be exempted from the dilutive aspects of the plan and are deemed to be “Permitted Bids”. Permitted Bids must be made by way of a take-over bid circular prepared in compliance with applicable securities laws and, among other conditions, must remain open for sixty days.

Although the New Rights Plan took effect immediately, the Company will submit the New Rights Plan for confirmation at the next meeting of shareholders; and the New Rights Plan will expire at the third annual meeting of shareholders thereafter. If the shareholders do not confirm the New Rights Plan at the next meeting of shareholders, the New Rights Plan will terminate and cease to be effective at that time.

11.	Warrants

As at March 31, 2012 common share purchase warrants were outstanding enabling the holders to acquire common shares as follows:

Exercise price March 31, 2012	Number of warrants (thousands)
$0.30 (Cdn$0.30)	3,000	(a)
$3.00 (Cdn$3.00)	16,445	(b)
$4.25	12,250	(c)

	31,695

a)	These warrants expired on April 23, 2012.
b)	These warrants expire six months following the date that is 45 days following the receipt of the Permit for the Company’s Las Cristinas Project.
c)	These warrants become exercisable for an 18-month period commencing on the date which is 45 days following the receipt of the permit for the Company’s Las Cristinas Project

Derivative liability (see also Note 6 iv (b))

Under IFRS, warrants with an exercise price in a currency other than the functional currency are to be recorded as a derivative liability and carried at fair value. The liability is re-measured at each reporting date with the change in value recorded as finance income or finance expense in the consolidated statement of loss and comprehensive loss. The warrants were valued using the Black-Scholes valuation model assuming expected divided yield, risk-free interest rate, expected life and volatility of 0.00%, 1.19%, 1 month and 106% respectively.

The change in the derivative liability for the three months ended March 31, 2012 is as follows:

Warrants	Issued	Expired	Outstanding	Fair value estimate at Dec 31, 2011	Fair value estimate adjustments	Fair value estimate at March 31, 2012
Cdn$0.30	3,000	—	3,000	3	(3)	—
Cdn$3.00	16,445	—	16,445	—	—	—

	19,445	—	19,445	3	(3)	—

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

11.	Warrants (continued)

The change in the derivative liability for the year ended December 31, 2011 is as follows:

Warrants	Issued	Expired	Outstanding	Fair value estimate at Dec 31 , 2010	Fair value estimate adjustments	Fair value estimate at Dec 31,2011
Cdn$0.70	35,000	(35,000)	—	35	(35)	—
Cdn$0.30	3,000	—	3,000	410	(407)	3
Cdn$3.00	16,445	—	16,445	—	—	—

	54,445	(35,000)	19,445	445	(442)	3

12.	Stock Options

Effective June 24, 2009, shareholders of the Company approved a Fixed Share Option Plan (the “New Plan”), which provides for the granting of a maximum 8,000,000 stock options to acquire common shares of the Company to executive officers, directors, employees and service providers of the Company. Under the New Plan, the exercise price of each stock option cannot be less than the closing price of the Company’s common shares on the Toronto Stock Exchange, on the trading day immediately preceding the date of the grant. Stock options have a life of up to ten years and may vest immediately, or over periods ranging from one year to three years. In addition, the directors of the Company may permit an optionee to elect to receive, without payment by the optionee of any additional consideration, common shares equal to the value of stock options surrendered.

Effective June 23, 2010, shareholders of the Company approved an increase in the number of stock options in the New Plan, authorizing an additional 5,000,000 stock options and on June 22, 2011 shareholders approved a further increase of 3,000,000 stock options to acquire common shares of the Company to executive officers, directors, employees and service providers of the Company. As at March 31, 2012, 14,957,900 stock options were granted under the New Plan.

As at March 31, 2012, stock options were outstanding enabling the holders to acquire common shares as follows:

	Exercisable and outstanding stock options
Range of exercise prices (Cdn$)	Number of stock options (thousands)	Weighted average remaining contractual life (years)	Weighted average exercise price (Cdn$)
$0.10	3,880	7.88	0.10
$0.24	6,175	5.19	0.24
$0.45	4,903	6.43	0.45
$1.90 to $ 2.60	1,149	0.72	2.14
$3.00 to $ 3.57	2,505	2.11	3.12
$4.05 to $ 4.87	1,470	3.53	4.62

	20,082	5.46	1.05

The Company determines the fair value of the employee stock options using the Black-Scholes option pricing model. The estimated fair value of the stock options is expensed over their respective vesting periods. The fair value of stock options granted was determined using the following assumptions.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

12.	Stock Options (continued)

Three months ended March 31,

	2012	2011
Risk-free interest rate	—	2.25%
Expected life (years)	—	3
Expected volatility over expected life	—	120%
Expected dividend rate	—	0%
Weighted average fair value of stock options granted	—	$0.07

The fair value compensation recorded for stock options that have vested for the three months ended March 31, 2012 was $Nil (2011—$205).

A summary of the outstanding stock options as at March 31 and changes during each of the years then ended are as follows:

		Three months ended March 31,
		2012		2011
	Number of options (thousands)	Weighted average exercise price (Cdn$)	Number of options (thousands)	Weighted average exercise price (Cdn$)
Opening balance, beginning of year	20,425	1.08	18,397	1.49
Expired or forfeited	(343)	2.91	(25)	—

Balance, end of period	20,082	1.05	18,372	1.49

13.	Loss per share

Basic loss per share is calculated by dividing the net loss for the period attributable to equity owners of the Company by the weighted average number of ordinary shares outstanding during the year:

	Three months ended March 31,
	2012 $	2011 $
Loss from continuing operations	(8,479)	(6,806)
Loss from discontinued operations net of income taxes	(357)	(8,149)

Loss for the period	(8,836)	(14,955)

Weighted average number of outstanding shares	365,417,737	364,817,719

Basic and diluted (loss) per common share from continuing operations	(0.02)	(0.02)
Basic and diluted (loss) per common shares from discontinued operations	—	(0.02)
Basic and diluted (loss) per common share	(0.02)	(0.04)

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

13. Loss per share (continued)

Diluted loss per share equals basic loss per share as, due to losses incurred in both periods, there is no dilutive effect from outstanding stock options and warrants.

14.	General, administrative and arbitration expenses

	Three months ended March 31,
	2012 $	2011 $
Professional fees related to arbitration	1,916	968
Other professional fees	150	523
Salaries and benefits	447	645
Stock option expense	—	205
Other	444	1,486

General, administrative and arbitration expense	2,957	3,827

15.	Finance income and expense

During the three month period ended March 31, the Company earned and expensed the following:

	Three months ended March 31,
	2012 $	2011 $
Unrealized gain on revaluation of warrants	3	379
Other finance income	1	23

Finance income	4	402

Interest on notes payable	(2,344)	(3,546)
Other finance expense	(404)	(37)

Finance expense	(2,748)	(3,583)

Net finance expense	(2,744)	(3,181)

16.	Supplemental disclosures with respect to cash flows

Cash paid during the three months ended March 31:

	2012	2011
For interest	$—	$4,688

17.	Risk management

Credit risk

Credit risk is the risk of loss due to a counterparty’s inability to meet its obligations under a financial instrument that will result in a financial loss to the Company. The Company’s credit risk is primarily attributable to cash that is held with major Canadian chartered banks.

The Company is exposed to the credit risk of Venezuelan banks, which hold cash for the Company’s Venezuelan operations. The Company limits its exposure to this risk by maintaining minimal cash balances to fund the immediate needs of its Venezuelan subsidiaries.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

17.	Risk management (continued)

Currency risks

The Company continues to have activities in Venezuela, where currently there is an exchange control regime, and is exposed to currency risks from the exchange rate of the Venezuelan BsF relative to the U.S. dollar. In addition, some of the Company’s head office operations are transacted in Canadian dollars.

The Company’s risk management objective is to reduce cash flow risk related to foreign denominated cash flows. Currency risk is derived from monetary assets and liabilities denominated in Venezuelan BsF and Canadian dollars.

The following table provides a sensitivity analysis of the positive/(negative) impact on operations as a result of a hypothetical weakening or strengthening of the Venezuelan BsF and Canadian dollar relative to the U.S. dollar:

	March 31, 2012	December 31, 2011
Venezuelan BsF net monetary liabilities
15% increase in value	$(1,974)	$(1,924)
15% decrease in value	$1,974	$1,924

Canadian dollar net monetary assets
15% increase in value	$(271)	$(130)
15% decrease in value	$271	$130

Liquidity risk

The Company faces liquidity risk to the extent that it will be unable to settle liabilities as they come due. In order to manage this risk, management monitors rolling forecasts of the Company’s liquidity reserve on the basis of expected cash flows and expenditures.

Due to the filing under CCAA, certain debt is in default and has been reclassified as Liabilities Subject to Compromise. The Company does not anticipate that it will be required to make payments during the pendency of the CCAA proceedings. See Notes 1, 2 and 3 for further discussion.

The maturities of the Company’s financial liabilities excluding asset retirement obligations, are as follows:

	1 month	1 to 3 months	3 months to 1 year	1 year to 5 years	Liabilities subject to compromise
Current liabilities	$3,709	$3,078	$3,793	$—	$—
Liabilities subject to compromise (Note 3)	—	—	—	—	112,048

Total	$3,709	$3,078	$3,793	$—	$112,048

As a result of the CCAA proceedings, all actions to enforce or otherwise effect payment or repayment of liabilities arising prior to the Filing Date are stayed as of the Filing Date. Absent further order from the Court, no party may take any action to recover on pre-petition claims against the Company. It is not possible to predict the outcome of the CCAA proceedings, which renders the discharge of liabilities subject to significant uncertainty.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

17.	Risk management (continued)

The Company is currently developing a restructuring plan under the supervision of the Court. Pre-petition liabilities will be dealt with in the context of the Plan.

The Company will utilize the proceeds from the DIP Facility (Note 20) as a source of liquidity during the CCAA proceedings. Proceeds from the sale of equipment held for sale may also provide a source of liquidity.

Risks related to creditor protection and restructuring

On December 23, 2011, the Company was granted an Initial Order from the Court granting the Company creditor protection under the CCAA. Pursuant to Initial Order the Company is provided with authority to, among other things, file with the Court and submit to its creditors a plan of compromise or arrangement under the CCAA and operate an orderly restructuring of its business and financial affairs, in accordance with the terms of the Initial Order or as otherwise approved by the Court. The Monitor was appointed by the Court to monitor the business and financial affairs of the Company and, in connection with such role, the Initial Order imposes a number of duties and functions on the Monitor, including, but not limited to, assisting the Company in connection with its restructuring and reporting to the Court on the state of the business and financial affairs of the Company and on development in the CCAA proceedings, as the Monitor considers appropriate.

In light of the CCAA proceedings, it is possible that the Company’s shares may have no value, and following the approval of, a restructuring plan of arrangement, there is a significant risk the Company’s shares could be cancelled. There is also a risk that if the Company fails to successfully implement a plan of arrangement within the time granted by the Court, substantially all of its debt obligations will become due and payable immediately, which would in all likelihood lead to the liquidation of the Company.

18.	Commitments and contingencies

Actions by Noteholders dismissed and subsequent appeal

In December 2008, the Company was served with a notice of application (the “Application”) by the trustee for the holders of the Notes. The trustee, on behalf of certain Noteholders sought, among other things, a declaration from the court that there had been a project change of control (a “Project Change of Control”) event, as defined in the First Supplemental Indenture made as of December 23, 2004, thereby requiring Crystallex to accelerate payment and purchase all of the Notes of each Noteholder who has so requested, together with accrued and unpaid interest to the date of purchase.

A “Project Change of Control” is defined as the occurrence of any transaction as a result of which Crystallex ceases to beneficially own, directly or indirectly, at least a majority interest in the Las Cristinas project asset.

On December 16, 2009, the Ontario Superior Court of Justice dismissed all of the Noteholders’ claims against Crystallex and ordered the Noteholders to pay Crystallex its costs incurred with respect to the Application. In detailed reasons, the court held that Crystallex and its board of directors acted reasonably and in accordance with its obligations to all stakeholders including the Noteholders. The Noteholders appealed this decision, which was heard in late April 2010.

On May 9, 2010, the Court of Appeal for Ontario dismissed the Noteholders’ appeal and awarded costs to Crystallex.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

18.	Commitments and contingencies (continued)

On May 11, 2010, the Company was served with a statement of claim by the trustee for the Noteholders seeking indemnification of costs.

On June 16, 2010, the Company and the trustee agreed to a cost settlement to Crystallex of $0.8 million on account of Crystallex’s costs in defending the litigation. That payment was effected by netting against the July 15, 2010 semi-annual interest payment on the Notes. The Noteholders also signed a release in favour of the Company and its directors at the same time.

On May 26, 2011, the Company was served with a Notice of Application by certain holders of the Notes. The Noteholders were seeking a declaration from the court that there has been a “Project Change of Control” event as defined in the First Supplemental Indenture made as of December 23, 2004 thereby requiring Crystallex to purchase all of the Notes of each Noteholder who has so requested at a price equal to 102% of the principal amount of the Notes, together with accrued and unpaid interest to the date of purchase. A hearing occurred on September 7, 2011, and on September 29, 2011 the court dismissed the Noteholders’ claim and awarded the Company costs of the proceedings.

On October 30, 2011, the Noteholders appealed the court’s decision to the Court of Appeal for Ontario. The Company is of the opinion that the court’s decision should be upheld however, the outcome of the appeal cannot be determined at this time.

Proposed class action dismissed

The Company and certain officers and directors were named as defendants (the “Defendants”) in a putative securities fraud class action that commenced on December 8, 2008, in the United States District Court for the Southern District of New York. The plaintiffs in the lawsuit were described as investors who acquired the Company’s common shares during the period from March 27, 2006 to April 30, 2008, inclusive (the “Proposed Class Period”). The complaint alleged that the Defendants made several statements during the Proposed Class Period about the Company’s Las Cristinas Project, and that the issuance of the required Venezuelan government Permit in connection with that project was imminent and guaranteed to be issued to the Company. The complaint asserted that the Defendants did not have, during the Proposed Class Period, a reasonable expectation that the Company would receive the required Permit, and that on April 30, 2008, the Permit was, in fact, denied. The proposed class action sought compensatory damages plus costs and fees, alleging violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder by each of the Defendants, and a violation of Section 20A of the Exchange Act by one of the individual Defendants.

On March 28, 2011, the court dismissed this lawsuit in its entirety and without prejudice. The court allowed the plaintiffs to file a second amended complaint if they had reason to do so in good faith within 21 days of the court order. After the plaintiffs did not file a second amended complaint, the district court entered a final judgement closing the case on April 26, 2011.

On April 21, 2011, the plaintiffs appealed the court’s decision to dismiss the complaint. The appeal was dismissed by the United States Court of Appeals for the Second Circuit on May 24, 2011.

Claims by former employees

The Company’s subsidiaries in Venezuela have been served with statements of claims from several former employees for additional severance and health related issues for an aggregate claim of approximately $0.7 million. Management has recorded a provision based on its best estimates of amounts that may need to be paid based on the experience with cases settled to date.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

18.	Commitments and contingencies (continued)

Creditor protection and restructuring

On the Filing Date, the Company obtained an order from the Court for creditor protection under the CCAA. As a result, all actions to enforce or otherwise effect payment or repayment of liabilities arising prior to the Filing Date, and substantially all pending claims and litigation against the Company, are stayed as of the Filing Date.

The Monitor will be applying to the Court to initiate a claims process whereby parties may assert claims against the capital applicants. As part of the claims process, the Monitor and ultimately the Court will rule on the legitimacy of any such claims. There is a potential for additional valid claims to be levied against the Company, however, the Company is not currently aware of any additional material possible claims.

19.	Related party transactions

During the three months ended March 31, 2012, the Company paid head office rent of $34 (2011—$32) and consulting fees of $10 (2011—$Nil) to a subsidiary of a company that retains the Chairman and Chief Executive Officer of the Company as a director.

On September 1, 2011, the Company entered into a consulting agreement with Marc J. Oppenheimer, a director of the Company, to provide detailed services to support the arbitration. Under this agreement, Mr. Oppenheimer will be paid $30 per month until the earlier of November 30, 2014 or the conclusion of arbitration proceedings with Venezuela. For the three month period ended March 31, 2012, Mr. Oppenheimer was paid $90 (2011—$Nil) under the agreement.

These transactions were in the normal course of operations and were measured at the exchange values, which represented the amount of consideration established and agreed to by the related parties.

20.	Subsequent events

Extension of initial CCAA order

The Court extended its Initial Order granting the Company CCAA protection from December 23, 2011 to January 21, 2012, and it has been extended several more times and is currently scheduled to expire January 31, 2013.

DIP financing and noteholder litigation

On March 12, 2012, the Company announced that it had successfully concluded an auction process to raise debtor-in-possession financing in accordance with the procedures approved by the Monitor pursuant to the Initial Order. As a result, the Company executed a commitment letter provided by a company managed by Tenor Management Company LLC pursuant to which another entity managed by Tenor Capital Management Company LLC (the “Lender”) agreed, subject to certain conditions including the execution of a senior secured credit agreement, to provide US $36 million to the Company.

On April 5, 2012, the Company sought an order from the Court approving the $36 million DIP Facility and a Management Incentive Plan, (“MIP”). The Noteholders opposed both the DIP Facility and the MIP. Prior to the April 5, 2012 Court hearing, the Noteholders, in an affidavit submitted to the Court, committed that they would provide financing to the Company on the same terms as the $36 million DIP facility, but only in the event that the Court ordered that financing in such an amount and term were necessary. The Noteholders also proposed a restructuring plan in their Court materials, which they did not seek Court approval for on April 5. The Noteholder plan was to exchange the unsecured debt for 58.1% of the equity of the Company, provide a $35 million debtor-in-possession loan for a further 22.9 % of the equity, provide a management incentive program equivalent to 5% of the equity and leave 14% of the equity for the existing shareholders.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

20.	Subsequent events (continued)

On April 16, 2012, the Court issued an order approving the Tenor $36 million DIP Facility and the Company and the Lender entered into a Senior Secured Credit Agreement dated April 23, 2012, (the “Credit Agreement”). The Court also approved the MIP and extended the stay until July 30, 2012 (subsequently extended to January 31, 2013).

The $36 million DIP Facility accrues payment-in-kind interest (that is, interest is only paid at maturity or upon the Company’s receipt of an arbitral award or settlement) of 10% compounded semi-annually and is to be advanced in four tranches: $9 million upon the execution of loan documentation and approval of the DIP Facility by court order, $12 million upon the dismissal of any appeal of the court order approving the DIP loan, $10 million when the Company has less than $2.5 million in cash and $5 million when the Company’s cash balances are again less than $2.5 million. In accordance with the terms of Credit Agreement, the Company drew down the initial $9.0 million tranche of the DIP Facility. The Company used a portion of the initial tranche to repay the Bridge Loan.

On May 15, 2012, the Lender and the Company amended the Credit Agreement so that the first tranche of the DIP Facility was increased by an additional $4 million, (increasing from $9 million to $13 million), while the second tranche has been reduced by $4 million to $8 million.

On June 27, 2012, the Company announced that it had drawn down an additional amount of $8 million (for an aggregate total of $21 million) under the terms of the Credit Agreement. These funds will be used to fund the Company’s operations, including the prosecution of its arbitration claim against the government of Venezuela. As a result of such draw down, the Company provided to the Lender, in accordance with the provisions of the Credit Agreement and a conversion and voting agreement, additional compensation which is dependent on the amount of the net proceeds realized from an award or settlement in respect of the Company’s arbitration with the government of Venezuela and which, at the option of the Lender, could be converted into up to 35% of the equity of the Company. In addition, the Credit Agreement required certain changes to the governance of Crystallex. The Lender has been provided (by the issuance to it of 100 Class A preference shares, Series 1 in the capital of the Company) with the right to appoint 2 of the 5 directors of the Company, and as a result Mr. Michael Brown and Mr. Johan C. van’t Hof voluntarily resigned from the Board in order to enable Mr. Robin Shah and Mr. David Kay, the nominees of the Lender, to join the Board. The Board has appointed Harry Near as “Designated Director” and delegated certain powers to him, including the conduct of the proceedings under the CCAA and certain related matters. However, before making any decision regarding such delegated matters, Mr. Near is required to consult with the newly established Advisory Panel of the Company. The members of the Advisory Panel are Messrs. Near, Brown and van’t Hof. The Board also agreed that certain transactions will be subject to the approval of the Board, including the approval of one of the Lender’s nominees.

The Court’s approval of the DIP Facility and the MIP was appealed by the Noteholders. The Noteholders’ appeal was heard on May 11, 2012. On June 13, 2012, the Court of Appeal (Ontario) unanimously dismissed the Noteholders’ appeal. The Noteholders sought leave to appeal the decision to the Supreme Court of Canada. The Noteholders also sought an order from the Supreme Court of Canada to stay the approval by the Court of Appeal (Ontario) of the DIP Facility pending the determination of their application for leave to appeal to the Supreme Court of Canada. The Supreme Court of Canada remanded the Noteholders’ stay request to the Court of Appeal (Ontario). On June 20, 2012, the Court of Appeal (Ontario) dismissed the Noteholders motion for a stay of the approval of the DIP Facility.

On September 27, 2012 the Supreme Court of Canada dismissed the Noteholders’ leave to appeal.

Crystallex International Corporation

(Under Creditor Protection Proceedings as of December 23, 2011 – Notes 1, 2 & 3)

Notes to the Condensed Interim Consolidated Financial Statements (unaudited)

For the three months ended March 31, 2012 and 2011

(US$ thousands, except as noted)

20.	Subsequent events (continued)

Cease trade order

On March 16, 2012, the Company announced that in light of its financial circumstances it would not be in a position to prepare and file annual audited financial statements and other annual disclosure documents, required by Canadian securities laws in respect to the Company’s financial year ended December 31, 2011, by March 30, 2012. As a result, the Company defaulted on its continuous filing requirements under Canadian securities laws. The Company has subsequently filed its annual disclosure documents, however, it is in breach of other continuous disclosure documents.

The Company applied to the Ontario Securities Commission for a management cease trade order, which would have only prohibited trading in the Company’s securities by insiders of the Company. The Company’s application for a management cease trade order was denied and the Ontario Securities Commission issued a cease trade order under National Policy 12-203 on April 13, 2012. The cease trade order prohibits trading of the Company’s securities, other than trades made pursuant to debtor-in-possession financing as approved by the Court in connection with the CCAA proceedings and trades for nominal consideration to realize tax losses.

Delay of Annual Shareholders Meeting

On June 15, 2012, the Company obtained an order from the Court relieving the Company from any obligation to call and hold an annual meeting of its shareholders until further order of the Court.

Termination of Rights Plan

On June 27, 2012, the Rights Plan, which was last reconfirmed by the shareholders of the Company at a shareholders’ meeting held on June 24, 2009, terminated in accordance with its terms. In light of the fact that the Company had obtained a Court order to delay its annual shareholders’ meeting, the shareholders of the Company were not able to reconfirm the Rights Plan as required, and therefore the Rights Plan terminated. The Company’s shareholder rights plan agreement of March 16, 2012, the New Rights Plan, remains in force.